As filed with the Securities and Exchange Commission on March 30, 2023

Registration No. 333-258465

333-227269

333-206752

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Post-Effective Amendment No. 1 to Registration Statement No. 333-258465

Post-Effective Amendment No. 1 to Registration Statement No. 333-227269

Post-Effective Amendment No. 1 to Registration Statement No. 333-206752

UNDER

THE SECURITIES ACT OF 1933

OTONOMY, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2590070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Address Not Applicable1

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Otonomy, Inc.

c/o Corporation Service Company

251 Little Falls Drive

Wilmington, New Castle County, Delaware 19808

(619) 488-6202

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This post-effective amendment withdraws from registration all shares of common stock that remain unsold under Registration Statement Nos. 333-258465, 333-227269 and 333-206752.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

[1]

Otonomy, Inc. (the “Company”) terminated its lease agreement for office space. Accordingly, the Company does not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, any stockholder communication required to be sent to the Company’s principal executive offices may be directed to the Company’s agent for service of process at Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, or to the email address set forth in the Company’s proxy materials and/or identified on the Company’s investor relations website.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

As contemplated by the Plan of Liquidation and Dissolution of Otonomy, Inc. (the “Company”), the Company filed a certificate of dissolution with the Secretary of State of the State of Delaware, which became effective on March 28, 2023 and provides for the voluntary liquidation and dissolution of the Company under the General Corporation Law of the State of Delaware (the “Dissolution”). In connection with the Dissolution and in accordance with the undertaking in the Registration Statements (as defined below), the Company is hereby filing this Post-Effective Amendment to each of the Company’s registration statements on Form S-3 (registration nos. 333-258465, 333-227269 and 333-206752) (collectively, the “Registration Statements”) to remove from registration all shares of the Company’s common stock that remain unsold under such Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 30, 2023. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.

OTONOMY, INC.

By:	/s/ Paul E. Cayer
Paul E. Cayer
President, Secretary, Chief Financial and Business Officer